MONETTA TRUST
FOURTH AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS FOURTH AMENDMENT effective as of April 30, 2013, to the Distribution Agreement dated as of May 1, 2002, as amended May 1, 2007, April 10, 2008 and November 5, 2009 (the “Agreement”), is entered into by and among Monetta Trust, a Massachusetts business trust (the “Trust”), Monetta Financial Services, Inc., a Delaware corporation, (the “Adviser”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Monetta Fund is reorganizing into a series of the Trust, effective April 30, 2013; and

WHEREAS, the Trust, the Adviser and the Distributor desire to amend the funds of the Agreement to add the Monetta Fund; and

WHEREAS, Section 9, paragraph B of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MONETTA TRUST	MONETTA FINANCIAL SERVICES, INC.

By: /s/ Robert S. Bacarella	By: /s/ Robert S. Bacarella

Printed Name: Robert S. Bacarella	Printed Name: Robert S. Bacarella

Title: President	Title: President

QUASAR DISTRIBUTORS, LLC

By: /s/ James R. Schoenike

Printed Name: James R. Schoenike

Title:  President

Amended Exhibit A to the Distribution Agreement – Monetta Trust

Fund Names

Separate Series of Monetta Trust at April 30, 2013

Name of Series
Orion/Monetta Intermediate Bond Fund
Monetta Mid-Cap Equity Fund
Monetta Young Investor Fund Monetta Fund